Exhibit 4.1


                                  THE GOOD GUYS, INC.

                              EMPLOYEE STOCK PURCHASE PLAN
                           (as amended through February 1997)

             1.   PURPOSE:

                       The Good Guys, Inc. EMPLOYEE STOCK PURCHASE PLAN
             (the "Plan") is designed to foster continued cordial employee relations, to encourage and assist its employees and the employees of any present or future subsidiaries in acquiring a stock ownership interest in The Good Guys, Inc. (the "Corporation") and to help them provide for their future security. The Plan is intended to be an Employee Stock Purchase Plan under Internal Revenue Code Section 423.

             2.   STOCK SUBJECT TO THE PLAN:

                       Subject to adjustment pursuant to Section 12 of the
             Plan, the aggregate number of shares of Common Stock (the "shares") which may be sold under the Plan is 2,500,000. The shares may be authorized, but unissued, or reacquired shares of Common Stock of the Corporation. The Corporation, during the term of the Plan, shall at all times reserve and keep available, such number of shares as shall be sufficient to satisfy the requirements of the Plan.

             3.   BI-ANNUAL PERIODS:

                       Bi-annual period shall mean the six-month periods
             ending on the last day of June and December of each year, provided that the first period under this Plan shall commence on the day on which the Corporation's Form S-1 Registration Statement covering the initial public offering of its Common Stock becomes effective (the "effective date") and shall end on the later of June 30, 1986 or the day which is 120 days after the effective date. The second period under this Plan shall commence on the day after the end of the final period and shall end on December 31, 1986.

             4.   ELIGIBILITY:

                       Anyone who becomes an employee of the Corporation
             or any of its subsidiaries (except those employees who own or hold options to purchase five percent (5%) or more of the capital stock of the Corporation or any subsidiary of the Corporation at the start of any bi-annual period), those employees whose customary employment is less than 20 hours per week, and those employees whose customary employment is



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             for not more than 5 months in any calendar year) is eligible to become a member of the Plan on the first day of the bi-annual period following the commencement of service. Notwithstanding the foregoing, no employee shall be entitled to purchase (i) shares of stock under the Plan and all other purchase plans of the Corporation and any parent or subsidiary of the Corporation with an aggregate fair market value (determined at date of grant) exceeding $25,000 per year for each calendar year in which such option is outstanding at any time, or (ii) more than 2,000 shares of stock under the Plan in any bi-annual period.

                       For purposes of this Plan, "subsidiary" shall mean
             a corporation of which not less than fifty percent (50%) of the voting shares are held by the Corporation or a subsidiary of the Corporation.

             5.   JOINING THE PLAN:

                       Any eligible employee's participation in the Plan
             shall be effective as of the first day of the bi-annual period following the day on which the employee completes, signs, and returns to the Corporation, or one of its present or future subsidiaries, a Stock Purchase Plan Application and Payroll Deduction Authority form indicating his or her acceptance and agreement to the Plan. Membership of any employee in the Plan is entirely voluntary.

                       Any employee receiving shares shall have no rights
             with respect to continuation of employment, nor with respect to continuation of any particular Corporation business, policy or product.

             6.   MEMBER'S CONTRIBUTIONS:

                       Each member shall elect to make contributions by
             payroll deduction of two percent (2%), five percent (5%) or ten percent (10%) of his or her gross compensation.

                       Subject to the maximum described above, a member
             may elect in writing to increase or decrease his or her rate of contribution; such change will become effective the first day of the bi-annual period following receipt by the Corporation of such written election.

                       The amount of each member's contribution shall be
             held by the Corporation in a special account and such contributions, free of any obligation of the Corporation to pay interest thereon, shall be credited to such member's individual account as of the last day of the month during which the compensation from which the contributions were deducted was earned.



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                       No member will be permitted to make contributions
             for any period during which he or she is not receiving pay from the Corporation or one of its present or future subsidiaries.

             7.   ISSUANCE OF SHARES:

                       On the last trading day of each bi-annual period so
             long as the Plan shall remain in effect, and provided the member has not before that date advised the Corporation that he or she does not wish shares purchased for his or her account on that date, the Corporation shall apply the funds credited to the member's account as of that date to the purchase of authorized but unissued shares of its Common Stock in units of one share or multiples thereof.

                       The cost to each member for the shares so purchased
             shall be eighty-five percent (85%) of the lower of:

                       1. With respect to the first bi-annual period, the price at which the Common Stock of the Corporation is first offered to the public; thereafter, the mean between the average bid and ask prices of the stock in the over-the-counter market as quoted on the National Association of Security Dealers Automatic Quotation System (NASDAQ), or if its stock is a National Market Issue the last sales price of the stock, or if the stock is traded on one or more securities exchanges the average of the closing prices on all such exchanges, on the first trading day of the bi-annual period; or

                       2. The mean between the average bid and ask prices of the stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or if the stock is a National Market issue the last sales price of the stock, or if the stock is traded on one or more securities exchanges the average of the closing prices on all such exchanges on the last trading day of the bi-annual period.

                       Any moneys remaining in such member's account
             equaling less than the sum required to purchase one share shall, unless otherwise requested by the member, be held in the member's account for use during the next bi-annual period. Any moneys remaining in such member's account by reason of his or her prior election not to purchase shares in a given bi-annual period, as aforesaid, or moneys remaining in such member's account by reason of application of the provisions of the next paragraph hereof, shall be promptly returned to the member. The Corporation shall as expeditiously as possible after the last day of each bi-annual period issue to the member entitled thereto the



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             certificate evidencing the shares issuable to him or her as provided herein.

                       Notwithstanding anything above to the contrary,
             (a) if the number of shares all members desire to purchase at the end of any bi-annual period exceeds the number of shares then available under the Plan, the shares available shall be allocated among such members in proportion to their contributions during the bi-annual period; and (b) no funds in an employee's account shall be applied to the purchase of shares and no shares hereunder shall be issued unless such shares are covered by an effective registration statement under the Securities Act of 1933, as amended, or by an exemption therefrom.

             8.   TERMINATION OF MEMBERSHIP:

                       A member's membership in the Plan will be
             terminated when the member (a) voluntarily elects to withdraw his or her entire account, (b) resigns or is discharged from the Corporation or one of its present or future subsidiaries,
             (c) dies, or (d) does not receive pay from the Corporation or one of its present or future subsidiaries for twelve (12) consecutive months, unless this period is due to illness, injury or for other reasons approved by the persons or person appointed by the Corporation to administer the Plan as provided in Paragraph 10 below. Upon termination of membership, the terminated member shall not be entitled to rejoin the Plan until the first day of the bi-annual period immediately following the bi-annual period in which the termination occurs. Upon termination of membership, the member shall be entitled to the amount of his or her individual account within fifteen (15) days after termination.

             9.   BENEFICIARY:

                       Each member shall designate a beneficiary or
             beneficiaries and may, without their consent, change his or her designation. Any designation shall be effective only after it is received by the Corporation and shall become effective as of the date it is signed and shall be controlling over any disposition by will or otherwise.

                       Upon the death of a member his or her account shall
             be paid or distributed to the beneficiary or beneficiaries designated by such member, or in the absence of such designation, to the executor or administrator of his or her estate, and in either event the Corporation shall not be under any further liability to anyone. If more than one beneficiary is designated, then each beneficiary shall receive an equal portion of the account unless the member



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             indicates to the contrary in his or her designation, provided that the Corporation may in its sole discretion make distributions in such form as will avoid the creation of fractional shares.

             10.  ADMINISTRATION OF THE PLAN:

                       The Plan shall be administered by such officers or
             other employees of the Corporation as the Corporation may from time to time select, and the persons so selected shall be responsible for the administration of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Corporation. Any taxes applicable to the member's account shall be charged or credited to the member's account by the Corporation.

             11.  MODIFICATION AND TERMINATION:

                       The Corporation expects to continue the Plan until
             such time as the shares reserved for issuance under the Plan have been sold. The Corporation reserves, however, the right to amend, alter, or terminate the Plan in its discretion. Upon termination, each member shall be entitled to the amount of his or her individual account within thirty (30) days after termination.

             12.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION:

                       Appropriate and proportionate adjustments shall be
             made in the number and class of shares of stock subject to this plan, and to the rights granted hereunder and the prices applicable to such rights, in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition, separation, or like change in the capital structure of the Corporation.

             13.  ASSIGNABILITY OF RIGHTS:

                       No rights of any employee under this Plan shall be
             assignable by him or her, by operation of law, or otherwise, except to the extent that a member is permitted to designate a beneficiary or beneficiaries as hereinabove provided, and except to the extent permitted by the law of descent and distribution if no such beneficiary be designated. Prior to the issuance of any shares under this Plan, each employee member shall be required to sign a statement as set forth in Exhibit "A" attached hereto and incorporated herein.







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             14.  PARTICIPATION IN OTHER PLANS:

                       Nothing herein contained shall affect an employee's
             right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, or other employee welfare plan or program of the Corporation.

             15.  APPLICABLE LAW:

                       The interpretation, performance, and enforcement of
             this Plan shall be governed by the laws of the State of California.

             16.  EFFECTIVE DATE OF PLAN; SHAREHOLDER APPROVAL:

                       The Plan shall become effective upon adoption by
             the Board and approval by the shareholders of the Corporation.

             17.  LEGEND CONDITIONS:

                       The share of Common Stock to be issued pursuant to
             the provisions of this Plan shall have endorsed upon their face the following:

                            1.   Any legend condition imposed as a
                  condition of qualification by the California
                  Commissioner of Corporations;

                            2. Unless the shares to be issued under this Plan have been registered under the Securities Act of 1933, the following additional legend shall be placed on the certificates:

                       "The shares represented by this certificate have
                  not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be pledged or hypothecated, and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Securities Act of 1933 or an opinion of counsel to the Company that registration is not required under said Act."












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